EXHIBIT 99.1

Standard Parking Corporation Announces Election of Timothy J. White to the Company's Board of Directors

CHICAGO, June 18, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN) one of the nation's largest providers of parking management services, announced today that Timothy J. White has been elected to the Company's Board of Directors. Mr. White is a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing for GSO Capital Partners LP, an alternative asset manager with over $23 billion of assets under management.

As previously reported, on May 15, 2009, GSO Capital Partners LP, and its affiliates collectively became the Company's largest stockholder, as a result of the foreclosure on shares pledged as loan collateral and previously held by Steamboat Industries LLC and its affiliates, the Company's former controlling stockholder. Jim Wilhelm, the Company's Chief Executive Officer, said: "We are very happy to have Tim join our board. He knows the parking industry quite well and has followed our Company for over ten years. We look forward to working with him and GSO Capital to continue to move our company forward."

The Company also announced that the Board of Directors has nominated the following persons for election to the Board of Directors at the next annual meeting of stockholders and recommended that the stockholders of the Company vote in favor of the election of each of them: Charles L. Biggs, Karen M. Garrison, John V. Holten, Robert S. Roath, Timothy J. White, James A. Wilhelm.

Standard Parking, with more than 12,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com